The Honourable Rod Gantefoer
Minister of Finance

SASKATCHEWAN PROVINCIAL BUDGET

08-09

READY FOR GROWTH

SUPPLEMENTARY
ESTIMATES
March 2009
No. 2

Supplementary Estimates — March

For the Fiscal Year
Ending March 31
2009

General Revenue Fund
Supplementary Estimates — March 2009 No. 2
For the Fiscal Year Ending March 31, 2009
(in thousands of dollars)

Supplementary Estimates 2008-09

Budgetary Appropriation
Executive Branch of Government
Education - Vote 5
Education Property Tax Relief (ED09)
Education Property Tax Relief	39,100
39,100
Additional funding is required for school divisions to transition to the new Pre-K-12 province-wide property tax rate system.